Exhibit 99.1

Alector Reports Recent Business Highlights and Fourth Quarter and Full Year 2018 Financial Results

- Strong 2018 marked by the company’s first and second programs entering the clinic, targeting frontotemporal dementia and Alzheimer’s disease. Ten programs in Research and Development and two in Pre-Clinical Development advancing towards the clinic.

- Data from the first program validated differentiated approach with proof-of-mechanism data in plasma and cerebrospinal fluid in Phase 1.

- Ended year with $290 million in cash, cash equivalents and marketable securities.

South San Francisco, Calif. – March 26, 2019 – Alector, Inc. (Nasdaq: ALEC), a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegeneration, today announced company highlights and financial results for the fourth quarter and year ended December 31, 2018.

“2018 was a pivotal year for Alector as we advanced two of our four lead programs into the clinic, achieved clinical proof-of-mechanism in our first program, and made significant investments in our research and development programs to allow us to continue towards our mission of curing neurodegeneration,” said Arnon Rosenthal, Ph.D., co-founder and chief executive officer of Alector. “Six years ago, we made the case that neurodegenerative diseases, such as Alzheimer’s disease, are caused by multiple parallel pathologies that become independent of each other at early disease stages. Based on an emerging genetic understanding of these diseases, we further postulated that the common denominator of these pathologies is a dysfunctional brain immune system. With this understanding, we have been developing novel antibody therapeutics that are designed to functionally repair the consequences of damaged genes of the brain’s immune system and in turn, that we believe comprehensively address these multiple parallel pathologies that lead to neurodegeneration."

Recent Business Highlights

•

Completed dosing in healthy volunteers for AL001 in the Phase 1 clinical study - In February 2019, Alector completed dose escalation of AL001 in healthy volunteers in its Phase 1 clinical study, called the INFRONT study. No drug-related serious adverse events or dose-limiting adverse events were reported, achieving the study’s primary endpoint. Moreover, significant increases in plasma and CNS progranulin levels were also observed, achieving the study’s secondary endpoint and proof-of-mechanism. AL001 is the company’s first product candidate for the treatment of a genetically-defined sub-population of patients with frontotemporal dementia (FTD).

•

Initiated dosing in healthy volunteers for AL002 in the Phase 1 clinical study - In November 2018, Alector initiated its dosing of AL002 in healthy volunteers in its Phase 1 clinical study called the INVOKE study, investigating the company's second product candidate, AL002, for the treatment of patients with Alzheimer's disease. AL002 targets a triggering receptor expressed on myeloid cells 2 (TREM2).

•

Strengthened board of directors with key appointments - In November 2018, Alector added David Wehner, the chief financial officer of Facebook, Richard Scheller, Ph.D., the chief scientific officer of 23andMe, and Louis Lavigne Jr., former executive vice president and chief financial officer of Genentech, to its board as independent directors.

•

Completed successful initial public offering - In February 2019, Alector announced the pricing and close of its initial public offering at a price of $19.00 per share. The Company raised $185.1 million in aggregate gross proceeds.

Fourth Quarter and Full Year 2018 Financial Results

Revenue. Collaboration and grant revenue for the fourth quarter of 2018 was $9.1 million compared to $3.1 million for the same period in 2017. Total collaboration and grant revenue was $27.7 million for the year ended December 31, 2018, compared to $3.7 million for the year ended December 31, 2017. This increase was driven primarily by revenue recognized under Alector’s collaboration agreement with AbbVie.

R&D Expenses. Total research and development expenses for the fourth quarter of 2018 were $24.1 million compared to $10.8 million for the same period in 2017. Research and development expenses were $73.0 million for the year ended December 31, 2018, compared to $29.9 million for the year ended December 31, 2017. This increase was driven by increases in development expenses for four product candidates that Alector is preparing for or have entered into Phase 1 clinical trials, and a related increase in activities for the manufacturing of clinical materials and expenses related to other preclinical programs currently in development.

G&A Expenses. Total general and administrative expenses for the fourth quarter of 2018 were $4.1 million compared to $2.0 million for the same period in 2017. General and administrative expenses were $11.9 million for the year ended December 31, 2018, compared to $6.5 million for the year ended December 31, 2017. This increase was primarily due to increases in personnel-related expenses, including stock-based compensation, as headcount grew to support the advancement of the clinical and preclinical programs. There was also an increase in consulting expense to support the growth of the business related to information technology, human resources, and other administrative functions.

Net Loss. For the fourth quarter of 2018, Alector reported a net loss of $17.4 million, compared to a net loss of $9.8 million for the same period in 2017. For the year ended December 31,

2018, net loss was $52.2 million, compared to a net loss of $32.5 million for the year ended December 31, 2017.

Cash Position. Cash, cash equivalents, and marketable securities were $290.4 million as of December 31, 2018, excluding the net proceeds from our initial public offering in February 2019.

CASH GUIDANCE

In February 2019, Alector completed an initial public offering of 9,739,541 shares of common stock at an offering price of $19.00 per share, which includes the partial exercise of the underwriters’ option to purchase an additional 489,541 shares, resulting in proceeds, net of underwriting discounts, commissions, and estimated offering expenses, of approximately $168.2 million.

Based on current operating plans, the company expects that its cash, cash equivalents, and marketable securities as of December 31, 2018, together with the net proceeds from the recent financing, anticipated interest income, and anticipated expense reimbursements, but excluding any additional program-specific milestone payments, will enable the company to fund its anticipated operating expenses and capital expenditure requirements through at least the end of 2020.

About Alector

Alector is a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector is developing a broad portfolio of programs designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. The Company’s product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our beliefs and assumptions and on information currently available to us on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding the Company’s financial condition, results of operations and sufficiency of its cash, cash equivalents and marketable securities to fund its planned operations as well as statements regarding the Company’s approach to developing product candidates, and plans for the Company’s product candidates, clinical studies and anticipated regulatory and development milestones. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Important factors that could cause our actual results to differ materially are detailed from time to time in the reports Alector files with the Securities and Exchange Commission, including in our annual report on Form 10-K that is being filed with the Securities and Exchange Commission (“SEC”). Copies of reports filed with the SEC are posted on Alector’s website and are available from Alector without charge.

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	As of December 31,
	2018	2017

Cash, cash equivalents, and marketable securities	$290,408	$32,451
Total assets	308,359	236,060
Total current liabilities (excluding deferred revenue)	13,043	8,425
Deferred revenue (including current portion)	174,620	202,128
Total liabilities	195,237	210,608
Convertible preferred stock	210,520	77,485
Total stockholders’ deficit	(97,398)	(52,033)

(1) Upon the closing of our IPO in February 2019, all of the outstanding shares of our convertible preferred stock converted into 45,374,836 shares of common stock.

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue:
Collaboration revenue	$9,145	$2,872	$27,508	$2,872
Grant revenue	—	187	169	863
Total revenue	9,145	3,059	27,677	3,735
Operating expenses:
Research and development	24,097	10,838	73,031	29,911
General and administrative	4,065	2,028	11,934	6,503
Total operating expenses	28,162	12,866	84,965	36,414
Loss from operations	(19,017)	(9,807)	(57,288)	(32,679)
Other income, net	1,644	29	5,040	199
Net loss	$(17,373)	$(9,778)	$(52,248)	$(32,480)
Net loss per share, basic and diluted	$(1.48)	$(0.94)	$(4.62)	$(3.55)
Shares used in computing net loss per share, basic and diluted	11,741,481	10,418,532	11,302,788	9,142,688

Source: Alector, Inc.

Contacts

Media:

1AB

Dan Budwick, 973-271-6085

dan@1abmedia.com

or

Investors:

Alector, Inc.

ir@alector.com